Exhibit 10.2
PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
by and between
PARK PLACE CONDO, LLC,
an Iowa limited liability company,
(“Seller”)
STEADFAST ASSET HOLDINGS, INC.,
a California corporation
(“Buyer”)

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EXHIBITS

Exhibit “A” Real Property Description

Exhibit “B” Personal Property Description

Exhibit “C” Due Diligence Documents

Exhibit “D” Form of Warranty Deed

Exhibit “E” Form of General Assignment

Exhibit “F” Form of Bill of Sale

Exhibit “G” Form of Non-Foreign Certificate

Exhibit “H” Form of Tenant Notice

Exhibit “I” Form of Assignment of Developer’s Rights

Exhibit “J” Form of Confidentiality Agreement

SCHEDULES

Schedule 1 Leases

Schedule 2 Contracts

Schedule 3 Approvals

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PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
     This PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 7th day of September, 2010, by and between PARK PLACE CONDO, LLC, an Iowa limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”), with reference to the following facts:
RECITALS:
     A. Seller is the fee owner of one hundred forty-seven (147) condominium units, together with a percentage interest in common elements related thereto, which condominiums and common elements are located at 615 Park Street, Des Moines, Iowa and are more particularly described in Exhibit “A-1” attached hereto (“Condo Property”). Seller is also the fee owner of that certain land with a parking lot situated thereon, with forty (40) of the parking spaces within such parking lot being owned by Seller (which spaces are depicted on Exhibit “A-2” attached hereto), commonly known as 841 6th Avenue, Des Moines, Iowa, which serves the Condo Property and is more particularly described in Exhibit “A-2” (“Parking Lot Property”). The Condo Property and the Parking Lot Property, together with all structures, improvements, machinery, fixtures and equipment affixed or attached to the land, shall be collectively referred to herein as the “Real Property”.
     B. Seller desires to sell the Real Property, along with certain related personal and intangible property, to Buyer, and Buyer desires to purchase such real, personal, and intangible property from Seller in accordance with the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto mutually agree as follows:
     1. PURCHASE AND SALE.
          1.1 Property. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Buyer agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):
               1.1.1 The Real Property;
               1.1.2 All easements, licenses, interests, rights, and privileges appurtenant to the Real Property;
               1.1.3 All equipment, tools, machinery, materials, supplies and other tangible personal property owned by Seller and located on or used in connection with or arising out of the ownership of the Real Property as of the date hereof, as more particularly described in Exhibit “B” attached hereto (collectively, “Personal Property”);

               1.1.4 All leases and occupancy agreements relating to the Property in effect on the Date of Closing (as hereinafter defined), including all amendments thereto (collectively, “Leases”) (the Leases in effect on the date of this Agreement are identified on Schedule 1 attached hereto);
               1.1.5 Subject to Section 6.6 below, all maintenance, supply or other contracts relating to the operation of the Property in effect as of the date hereof, which are identified on Schedule 2 attached hereto (collectively, “Contracts”);
               1.1.6 All approvals, plans, studies and surveys relating to the Property, which are identified on Schedule 3 attached hereto (collectively, “Approvals”); and
               1.1.7 All entitlements and intangible personal property in connection with or arising out of the ownership of the Real Property, including, without limitation, all licenses, permits and certificates of occupancy for the Real Property and trade names and logos.
          1.2 No Warranty. Subject to the representations, warranties and covenants of Seller set forth in this Agreement, Seller is selling and Buyer is purchasing the Property “AS IS WHERE IS” with all faults.
     2. PURCHASE PRICE. The total purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Property shall be EIGHT MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($8,900,000.00), payable all in cash.
     3. PAYMENT OF PURCHASE PRICE.
          The Purchase Price shall be paid as follows:
          3.1 Deposit. As part of the Opening of Escrow (as defined below), Buyer shall deliver to First American Title Insurance Company (“Escrow Holder”), which has an address of First American Title Insurance Company, 5 First American Way, Santa Ana, California 92707, Attn: Ryan Hahn, the sum of ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) (“Initial Deposit”) in immediately available funds as a good faith deposit. In addition, if the Agreement has not been terminated pursuant to Sections 6.2, 6.4 or 12 below, Buyer shall deposit with Escrow Holder an additional sum of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (“Additional Deposit”) in immediately available funds within five (5) business days after the expiration of the Due Diligence Period (as hereinafter defined). The Initial Deposit, the Additional Deposit and the Extension Deposit (as hereinafter defined), and all interest earned thereon, shall be collectively referred to in this Agreement as the “Deposit”. The Deposit shall be in the form of wire transfer, cash or certified or bank cashier’s check. Escrow Holder shall place the Deposit in an interest-bearing account. All interest earned on the Deposit shall be included within the meaning of the term “Deposit” in this Agreement. If Closing occurs in accordance with this Agreement, the Deposit shall be applied against the Purchase Price. The Deposit shall be returned to Buyer if Escrow fails to close due to (i) Seller’s breach of this Agreement, (ii) the failure of a Buyer condition to close, or (iii) a casualty or condemnation event as described in Section 12 below.

          3.2 Remainder of Purchase Price. Before Close of Escrow, Buyer shall deposit into Escrow immediately available funds in an amount which, when added to the Deposit, will equal the Purchase Price plus any additional amounts necessary to cover costs and/or prorations under this Agreement.
          3.3 Liquidated Damages. SELLER AND BUYER AGREE THAT, IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT COMPLETED AND THIS AGREEMENT TERMINATES BECAUSE BUYER MATERIALLY DEFAULTS UNDER OR MATERIALLY BREACHES THIS AGREEMENT, THE PORTION OF THE DEPOSIT THEN DEPOSITED WITH ESCROW HOLDER PURSUANT TO THIS AGREEMENT AND ALL INTEREST THEREON SHALL BE PAID TO SELLER UPON TERMINATION OF THIS AGREEMENT AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY AT LAW OR IN EQUITY. SELLER AND BUYER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE PORTION OF THE DEPOSIT THEN DEPOSITED WITH ESCROW HOLDER PURSUANT TO THIS AGREEMENT AND ALL INTEREST THEREON IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF BUYER MATERIALLY DEFAULTS UNDER OR MATERIALLY BREACHES THIS AGREEMENT AND FAILS TO PURCHASE THE PROPERTY.
     SELLER’S INITIALS: MKM       BUYER’S INITIALS: _____
     4. ESCROW INSTRUCTIONS.
          4.1 Opening of Escrow. Within five (5) business days after the mutual execution of this Agreement, the parties shall open an escrow (“Escrow”) with Escrow Holder in order to consummate the purchase and sale in accordance with the terms and provisions hereof. This Agreement shall be deposited in the Escrow and the provisions hereof shall constitute joint primary escrow instructions to Escrow Holder; provided, however, that the parties shall execute such additional instructions as requested by Escrow Holder not inconsistent with the provisions hereof. The date as of which Escrow Holder shall have received (i) the Initial Deposit and (ii) executed counterparts of this Agreement from both Seller and Buyer shall constitute the “Opening of Escrow.” Escrow Holder shall deliver written confirmation of the date of the Opening of Escrow to the parties in the manner set forth in Section 17 of this Agreement.
          4.2 Conditions to Close. Escrow shall not close unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by the party for whose benefit the conditions have been included:
               4.2.1 All contingencies described in Section 6 below have either been satisfied or waived in writing by Buyer.
               4.2.2 All funds and instruments described in Sections 3 and 10 have been delivered to Escrow Holder.

               4.2.3 The title department of Escrow Holder, which has an address of 5 First American Way, Santa Ana, California 92707, Attn: Kristen A. Heuter, shall have irrevocably committed to Buyer in writing to issue an ALTA extended owner’s policy of title insurance, in form and content acceptable to Buyer in its sole and absolute discretion, insuring Buyer’s title to the Real Property in an amount equal to the Purchase Price.
               4.2.4 Seller and Buyer shall each have materially performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by such party prior to, or as of, the Closing.
          Any condition not otherwise satisfied or waived as of the Closing shall be deemed fully satisfied or waived by the party for whose benefit the condition had been included.
          4.3 Recordation and Transfer. Upon satisfaction of the conditions set forth in Section 4.2 above, Escrow Holder shall transfer the Property as follows:
               4.3.1 Cause the Warranty Deed and the Assignment of Developer’s Rights (as such terms are hereinafter defined) to be recorded with the Recorder’s Office of Polk County, Iowa;
               4.3.2 Deliver to the parties entitled thereto the other closing documents;
               4.3.3 Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price for the Property to Seller pursuant to instructions to be delivered by Seller to Escrow Holder, less the amount of all items, costs and prorations chargeable to the account of Seller; and
               4.3.4 Disburse the remaining balance of the funds deposited by Buyer to Buyer upon the Close of Escrow pursuant to instructions to be delivered by Buyer to Escrow Holder after all costs payable by Buyer pursuant to Section 11 below have been deducted.
     5. CLOSING.
          5.1 Generally. Escrow shall close upon the recordation of the Warranty Deed and the Assignment of Developer’s Rights in accordance with the provisions of this Agreement (“Date of Closing”, “Closing Date”, “Closing” or “Close of Escrow”). The Close of Escrow shall occur no later than the date that is forty-five (45) days after the expiration of the Due Diligence Period (“Initial Scheduled Closing Date”) at the office of Escrow Holder, unless otherwise extended (i) by operation of Sections 6.2, 12 or 21.2 below, (ii) by Buyer pursuant to Section 5.2 below, or (iii) by written agreement between Buyer and Seller.
          5.2 Extension Option. Notwithstanding Section 5.1 above, Buyer shall have the option (“Extension Option”) to extend the Initial Scheduled Closing Date for an additional thirty (30) days (“Rescheduled Closing Date”), in Buyer’s sole and absolute discretion, by providing written notice to Seller of such election prior to the Initial Scheduled Closing Date. In such case, Buyer shall deposit with Escrow Holder an additional sum of FIFTY THOUSAND and 00/100 DOLLARS ($50,000.00) (“Extension Deposit”) in immediately available funds.

     6. BUYER’S REVIEW.
          6.1 Delivery of Documents. Within three (3) days after the Opening of Escrow, Seller shall, at the sole expense of Seller, deliver to Buyer all documents pertaining to the Property that have been prepared by, for or at the request of Seller or are in the possession of or available to Seller, including, without limitation, (i) the documents listed on Exhibit “C” attached hereto; (ii) copies of the Leases, Contracts and Approvals; (iii) copies of all architectural, engineering and other drawings, plans and specifications for the buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property; (iv) copies of all reports, studies, investigations, appraisals and other materials concerning the design, construction, condition or status of the Real Property or any of the buildings, structures, improvements, machinery, fixtures or equipment included in the Real Property, or any system, element or component thereof, or any past or present Release (as hereinafter defined) or threatened Release of any Hazardous Substances (as hereinafter defined) in, on, under or within the Real Property or any other real property in the vicinity of the Real Property, or the compliance of the Real Property with Environmental Laws (as hereinafter defined); and (v) copies of all environmental impact reports, negative declarations, environmental impact certifications, and zoning, land use or development agreements relating to the Real Property.
     As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Hazardous Substance Account Act. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater.
          6.2 Access. Upon the execution of this Agreement, Seller shall allow Buyer or Buyer’s agents or representatives access to the Property for purposes of any non-intrusive physical or environmental inspection of the Property and, to the extent copies are not provided to Buyer by Seller, review and copying of Seller’s books and records relating to the Property and any of the documents described in Section 6.1 above, and other matters necessary in the discretion of Buyer to evaluate and analyze the feasibility of the Property for Buyer’s intended use thereof. Buyer shall not conduct or authorize any physically intrusive testing of, on, or under the Property without first obtaining Seller’s consent as to the timing and scope of work to be performed, which consent shall not be unreasonably withheld, conditioned or delayed.
          6.3 Title and Survey.
               6.3.1 Within three (3) days after the Opening of Escrow, Seller shall have the abstract to the Real Property updated and delivered to Buyer at Seller’s sole cost and expense (as provided in Section 11 below). Upon receipt of the updated abstract, Buyer, at its sole cost and expense, shall obtain a preliminary report of title prepared by the title department of Escrow Holder regarding the Property (“Title Commitment”). Buyer shall have thirty (30) days following its receipt of the Title Commitment (“Title Objection Period”) in which to notify Seller in writing of any objections Buyer has, in Buyer’s sole and absolute discretion, to any matters shown on the Title Commitment (“Title Objection Notice”). All objections raised by Buyer in the manner herein provided are hereafter called “Objections.” Seller shall make reasonable efforts to remedy or remove all Objections (or agree irrevocably in writing to remedy or remove all such Objections at or prior to Closing) within fifteen (15) days following Seller’s receipt of the Title Objection Notice (“Seller’s Cure Period”). In the event Seller is unable to remedy or cause the removal of any Objections (or agrees irrevocably to do so at or prior to Closing) within Seller’s Cure Period, then Buyer, within ten (10) days after the expiration of Seller’s Cure Period, shall deliver to Seller written notice electing, in Buyer’s sole and absolute discretion, to either (i) terminate this Agreement, or (ii) unconditionally waive any such Objections, failing which Buyer shall conclusively be deemed to have elected (i) above. Any new title or survey information received by Seller or Buyer after the expiration of the Title Objection Period or Seller’s Cure Period, as applicable, from a supplemental title report, survey or other source which is not the result of the acts or omissions of Buyer or its agents, contractors or invitees (each, a “New Title Matter”) shall be subject to the same procedure provided in this Section 6.3 (and the Date of Closing shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Matter), except that the Buyer’s Title Objection Period and Seller’s Cure Period for any New Title Matters shall be five (5) business days each. Close of Escrow shall be delayed as needed to accommodate such additional time periods.
               6.3.2 Within three (3) days after the Opening of Escrow, Seller shall provide Buyer with a copy of any existing survey of the Property in Seller’s possession or control. Buyer, at its sole cost and expense, may elect to obtain a new survey or revise, modify, or re-certify an existing survey of the Property as necessary in order for the title department of Escrow Holder to delete the survey exception from title or to otherwise satisfy Buyer’s objectives.
          6.4 Buyer’s Due Diligence. Subject to Section 21.2 below, Buyer shall have thirty (30) days from and after Buyer’s receipt of the documents described in Section 6.1 above (“Due Diligence Period”) to evaluate and analyze the feasibility of the Property for Buyer’s intended use thereof, including, without limitation, the zoning of the Property, the physical, environmental and geotechnical condition of the Property and the economic feasibility of owning and operating the Property. If, during the Due Diligence Period, Buyer determines that the Property is not acceptable for any reason whatsoever, Buyer shall have the right, by giving written notice to Seller on or before the last day of the Due Diligence Period, to terminate this Agreement.
          6.5 Buyer’s Termination Right. If Buyer exercises the right to terminate this Agreement in accordance with Sections 6.3 or 6.4 hereof, this Agreement shall terminate as of the date the termination notice is given by Buyer. If Buyer does not exercise the right to terminate this Agreement in accordance with Sections 6.3 or Section 6.4 hereof, Buyer shall deposit with Escrow Holder the Additional Deposit pursuant to Section 3.1 and this Agreement shall continue in full force and effect.
          6.6 Contracts. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing as to which of the Contracts Buyer elects to assume at Closing, in Buyer’s sole and absolute discretion. Seller shall notify the vendors under those Contract(s) which Buyer has not agreed to assume and, provided that Closing occurs hereunder, such Contracts shall terminate effective as of the Date of Closing.
     7. REPRESENTATIONS AND WARRANTIES.
          7.1 Seller’s Representations and Warranties. The representations, warranties and covenants of Seller in this Section 7.1 are a material inducement for Buyer to enter into this Agreement. Buyer would not purchase the Property from Seller without such representations, warranties and covenants of Seller. Such representations, warranties and covenants shall survive the Closing for one (1) year. Seller represents, warrants and covenants to Buyer as of the date of this Agreement and as of the Closing as follows:
               7.1.1 Seller is a limited liability company duly incorporated and organized and validly existing and in good standing under the laws of the State of Iowa. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
               7.1.2 All of the Personal Property is described in Exhibit “B” attached hereto, which is a materially accurate and materially complete list of all tangible and intangible personal property owned by Seller relating to the ownership, management, operation, maintenance or repair of the Real Property. All of the Personal Property is located at the Real Property. Except for the liens granted to Ames Community Bank, successor by merger to VisionBank of Iowa, and Michael K. McKernan (collectively, “Lenders”), which Seller shall cause to be removed from title at or before Closing pursuant to subsection 7.1.14 below, Seller has good title to the Personal Property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever.
               7.1.3 All of the Leases are described in Schedule 1 attached hereto, and there are no persons leasing, using or occupying the Real Property or any part thereof except the tenants under the Leases. All of the Contracts are described in Schedule 2 attached hereto, which is an accurate and complete list of all presently effective contracts, agreements, warranties and guaranties relating to the leasing, advertising, promotion, design, construction, ownership, management, operation, maintenance or repair of the Real Property. All of the Approvals are described in Schedule 3 attached hereto, which is an accurate and complete list of all presently effective building permits, certificates of occupancy, and other certificates, permits, licenses and approvals relating to the design, construction, ownership, occupancy, use, management, operation, maintenance or repair of the Real Property. Except for the liens granted to Lenders, which Seller shall cause to be removed from title at or before Closing pursuant to subsection 7.1.14 below, Seller has good title to the Leases, the Contracts and the Approvals, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever. To Seller’s knowledge, all of the copies of the documents delivered to Buyer pursuant to Section 6.1 hereof are accurate and complete copies of all originals of the documents described in Section 6.1 hereof and fairly and accurately represent the financial, physical and environmental condition of the Property.
               7.1.4 All information concerning the Leases is accurate and complete. Except as disclosed to Buyer, to the knowledge of Seller, the Leases are in full force and effect and the full current rent is accruing thereunder. The Leases have not been amended or modified except as disclosed in writing to Buyer. No monthly rent has been paid more than one (1) month in advance (except as otherwise expressly permitted or required pursuant to the terms of the Lease) and no security deposit or prepaid rent has been paid except as otherwise disclosed in writing to Buyer. No tenant under the Leases is entitled to interest on any security deposit. The tenants have accepted possession of their respective premises under the Leases and all improvements and construction required to be performed by the landlord under the Leases have been completed. Except as disclosed to Buyer, to the knowledge of Seller, there is no existing breach or default by the landlord or by any tenant under the Leases and, to Seller’s knowledge, the tenants have no defenses, claims or demands against the landlord, under the Leases or otherwise, which can be offset against rents or other charges due or to become due under the Leases. To Seller’s knowledge, no event has occurred or condition exists which, with or without notice or the passage of time, or both, would constitute a breach or a default by the landlord or by any tenant under the Leases. To Seller’s knowledge, Seller has received no notice from any tenant under the Leases claiming any breach or default by Seller under any of the Leases. To the knowledge of Seller, no money is owed to any tenant for improvements or otherwise under the Leases and no improvement, moving, relocation or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under the Leases. There are no leasing commissions or other commissions, fees or compensation presently owed or which will become due and payable with respect to any of the Leases or which could become due and payable in the future upon the exercise of any right or option contained in any of the Leases. Except for liens granted to Lenders, which Seller shall cause to be removed from title at or before Closing pursuant to subsection 7.1.14 below, Seller has not assigned, transferred, pledged or encumbered in any manner any of the Leases or any rents or other amount payable by any tenant thereunder.
               7.1.5 To Seller’s knowledge, there are no defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Real Property or any part thereof or any system, element or component thereof. To Seller’s knowledge, all systems, elements and components of the Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in good working order and repair and sound operating condition. Seller has received no notice of any kind from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Real Property or any part thereof. To Seller’s knowledge, the Approvals have been duly and validly issued, are in full force and effect, and are all of the certificates, permits, licenses and approvals that are required by law to own, operate, use and occupy the Real Property as it is presently owned, operated, used and occupied. Seller has fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the Approvals.
               7.1.6 Seller has received no notice of any kind from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Real Property or any part thereof. Seller has not received any notice that the Real Property is in violation of any applicable building, earthquake, zoning, land use, environmental, antipollution, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation and similar laws, statutes, rules, regulations and ordinances or any covenants, conditions and restrictions applicable to the Real Property.
               7.1.7 To Seller’s knowledge, there are no Hazardous Substances present in, on or under the Real Property or any nearby real property which could migrate to the Real Property, and to Seller’s knowledge, there is no present Release or threatened Release of any Hazardous Substances in, on or under the Real Property in violation of applicable laws. Seller has never used the Real Property or any part thereof, and has never permitted any person to use the Real Property or any part thereof, for the production, processing, manufacture, generation, treatment, handling, storage or disposal of Hazardous Substances in violation of applicable laws. To Seller’s knowledge, no underground storage tanks of any kind are located in the Real Property. To Seller’s knowledge, the Real Property and every part thereof, and all operations and activities therein and thereon and the use and occupancy thereof, comply with all applicable Environmental Laws, and neither Seller nor any person using or occupying the Real Property or any part thereof is violating any Environmental Laws. To Seller’s knowledge, Seller has all permits, licenses and approvals (which are included in the Approvals) required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property. To Seller’s knowledge, Seller is in full compliance with all such permits, licenses and approvals, and to Seller’s knowledge, all such permits, licenses and approvals are in full force and effect. No claim, demand, action or proceeding of any kind relating to any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property or any past or present violation of any Environmental Laws at the Real Property has been made or commenced, or is pending, or to Seller’s knowledge is being threatened or contemplated by any person.
               7.1.8 There is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or to Seller’s knowledge threatened or being contemplated against or involving Seller relating to the Real Property or any part thereof and, to Seller’s knowledge, there is no valid basis for any such litigation, arbitration or other legal or administrative suit, action, proceeding or investigation. To Seller’s knowledge, there is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation or eminent domain action or proceeding of any kind pending or threatened or being contemplated with respect to the Real Property or any part thereof. There is no legal or administrative action or proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes. To Seller’s knowledge, no supplemental real property taxes have been or will be levied against or assessed with respect to the Real Property or any part thereof based on any change in ownership or new construction or other event or occurrence relating to the Real Property before the date of this Agreement, except any such supplemental real property taxes as have been paid in full and discharged.
               7.1.9 To Seller’s knowledge, all water, sewer, gas, electric, steam, telephone and drainage facilities and all other utilities required by law or reasonably necessary or proper and usual for the full operation, use and occupancy of the Real Property are installed to the boundary lines of the Real Property, are connected with valid permits, if required, and are adequate to service the Real Property and to allow full compliance with all applicable laws, and the cost of installation and connection of all such utilities to the Property has been fully paid.
               7.1.10 Seller is not “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
               7.1.11 No withholding of tax or reporting will be required with respect to the sale of the Property by Seller.
               7.1.12 Seller has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding for the relief of debts in general, nor has any such proceeding been instituted by or against Seller.
               7.1.13 Except for CBRE Hubbell Commercial, Seller has not dealt with any investment adviser, real estate broker or finder, or incurred any liability for any commission or fee to any investment adviser, real estate broker or finder, in connection with the sale of the Property to Buyer or this Agreement.
               7.1.14 All lenders with liens affecting the Property, including, without limitation, Lenders, have approved the transaction contemplated by this Agreement and Seller shall cause such lenders, including, without limitation, Lenders, to reconvey such liens at the Close of Escrow.
          7.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
               7.2.1 Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California.

               7.2.2 Buyer has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Buyer and constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms.
     8. COVENANTS.
          8.1 Seller. Seller covenants and agrees with Buyer as follows:
               8.1.1 Between the date of this Agreement and the Closing Date, Seller shall not execute any additional lease affecting the Real Property or amend, modify, renew, extend or terminate any of the Leases, the Contracts or the Approvals in any respect without the prior approval of Buyer, which approval may not be unreasonably withheld by Buyer; provided, however, that any Leases which are either executed or renewed on a month-to-month basis and which are consistent with the current leasing practices of Seller, including, without limitation, current rental rates, shall be deemed to be automatically approved by Buyer, and provided further that any Contracts that are not terminable upon no more than thirty (30) days notice may be disapproved by Buyer in its sole and absolute discretion. Further, Buyer shall be deemed to have approved a proposed Lease if Buyer has not made an objection to such contract within two (2) business days of a receipt of a request for approval. Further, Seller, in emergency situations or in situations that are critical to the operation of the Property, may enter into Contracts for goods and services without the approval of Buyer, provided that such Contracts must be terminable upon no more than thirty (30) days notice. Between the date of this Agreement and the Closing Date, Seller shall not consent to any assignment or sublease requested by any tenant under any of the Leases without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed. Between the date of this Agreement and the Closing Date, Seller shall manage, operate, maintain and repair the Real Property and the Personal Property in the ordinary course of business in accordance with Seller’s existing practices (including, without limitation, maintenance of substantially the same advertising and marketing programs for the Real Property in effect as of the date of this Agreement), comply with the Approvals and all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Real Property or the Personal Property, keep the Leases, the Contracts and the Approvals in force, immediately give Buyer copies of all notices received by Seller asserting any breach or default under the Leases or the Contracts or any violation of the Approvals or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property, and perform when due all of Seller’s obligations under the Leases, the Contracts and the Approvals in accordance with the Leases, the Contracts and the Approvals and all applicable laws. Seller shall not (i) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement; (ii) initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Real Property; (iii) fail to pay when due and payable all taxes and other public charges assessed against the Real Property or Seller; (iv) fail to keep current and free from default any and all secured financing against the Real Property; or (v) fail to pay in a timely fashion all proper bills for labor or services for work performed for or on behalf of Seller with respect to the Property. Between the date of this Agreement and the Closing Date, Seller shall keep in force property insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property insuring against all risks of physical loss or damage, subject to standard exclusions, in an amount equal to the actual replacement cost (without deduction for depreciation) of such buildings, structures, improvements, machinery, fixtures and equipment.
               8.1.2 Between the date of this Agreement and the Closing Date, Seller shall not use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Substances in violation of applicable laws in, on or under the Real Property, or use the Real Property for any such purposes, or Release any Hazardous Substances in violation of applicable laws, into any air, soil, surface water or groundwater comprising the Real Property, or permit any person using or occupying the Real Property or any part thereof to do any of the foregoing. Between the date of this Agreement and the Closing Date, Seller shall comply, and shall cause all persons using or occupying the Real Property or any part thereof to comply, with all Environmental Laws applicable to the Real Property, or the use or occupancy thereof, or any operations or activities therein or thereon. Between the date of this Agreement and the Closing Date, Seller shall duly obtain all permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property, comply fully with all such permits, licenses and approvals, and keep all such permits, licenses and approvals in full force and effect. Immediately after Seller obtains any information indicating that any Hazardous Substances may be present or any Release or threatened Release of Hazardous Substances may have occurred in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or that any violation of any Environmental Laws may have occurred at the Real Property, Seller shall give written notice thereof to Buyer with a reasonably detailed description of the event, occurrence or condition in question. Seller shall immediately furnish to Buyer copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given by Seller to any person concerning any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or any past or present violation of any Environmental Laws at the Real Property.
               8.1.3 Seller shall use its best efforts, in good faith and with diligence, to cause all of the representations and warranties made by Seller in Section 7.1 hereof to be true and correct on and as of the Closing Date.
               8.1.4 Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, (i) that may be suffered or incurred by Buyer if any representation or warranty made by Seller in Section 7.1 hereof was untrue or incorrect in any material respect when made or that may be caused by any breach by Seller of any such representation or warranty, (ii) arising from or based on any failure by Seller to perform all obligations of Seller in accordance with the Leases, the Contracts or the Approvals before the Closing Date, or any breach, default or violation by Seller (or any event by Seller or condition which, after notice or the passage of time, or both, would constitute a breach, default or violation by Seller) under the Leases, the Contracts or the Approvals that occurs before the Closing Date, or any condition, event or circumstance relating to the Real Property that existed or occurred before the Closing Date, or any personal injury or property damage occurring in, on or about the Real Property before the Closing Date, and (iii) arising from, relating to or connected with any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property or any past or present violation of any Environmental Laws at the Real Property that exists or occurs, or the onset of which exists or occurs, before the Closing Date, including, without limitation, all expenses of investigation and monitoring, costs of containment, abatement, removal, repair, cleanup, restoration and remedial work, penalties and fines, attorneys’ fees and disbursements, and other response costs. Any claim of Buyer in connection with said indemnities shall be made within twelve (12) months after the Closing or shall automatically be null, void and of no force or effect whatsoever, and Buyer’s remedies for any such claim shall be limited to recovery of damages not to exceed ONE MILLION AND 00/100 DOLLARS ($1,000,000.00); provided, however, that there shall be no such monetary limitation on Buyer’s damages in connection with any third party personal injury claims or claims by made by tenants for breach of a Lease.
               8.1.5 Between the date of this Agreement and the Closing Date, Seller shall not in any manner sell, convey, assign, transfer, encumber or otherwise dispose of the Real Property, the Leases, the Personal Property, the Contracts or the Approvals, or any part thereof or interest therein.
               8.1.6 Seller shall pay all commissions, fees and expenses due to CBRE Hubbell Commercial, in respect of the sale of the Property to Buyer or this Agreement. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all claims for brokerage or finder’s fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with Seller in connection with this Agreement or the consummation of the transaction contemplated hereby. The indemnification obligations of Seller set forth in this Section 8.1.6 shall survive the Closing or the termination of this Agreement for any reason for a period of twelve (12) months.
               8.1.7 Seller shall not dissolve its existing entity and shall remain validly existing and in good standing under the laws of the State of Iowa during the period commencing on the date of this Agreement and ending on the date that is twelve (12) months after the Closing Date; provided, however, that if Buyer gives Seller written notice of a claim under this Agreement on or before the expiration of such period, such covenant shall extend until the later to occur of (a) the date that is eighteen (18) months after the Closing Date, or (b) the date such claim has been satisfactorily resolved in Buyer’s reasonable discretion.
          8.2 Buyer. Buyer covenants and agrees with Seller as follows:
               8.2.1 All representations and warranties made by Buyer in Section 7.2 hereof shall survive the Closing. Buyer shall use its best reasonable efforts, in good faith and with diligence, to cause all of the representations and warranties made by Buyer in Section 7.2 hereof to be true and correct on and as of the Closing Date. Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, that may be suffered or incurred by Seller if any representation or warranty made by Buyer in Section 7.2 hereof was untrue or incorrect in any respect when made or that may be caused by any breach by Buyer of any such representation or warranty.
               8.2.2 Subject to Seller’s representations, warranties and covenants set forth in Section 7.1 above, Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or based on (i) any third party claim relating to the physical condition of the Property caused by the act or omission of Buyer after the Closing Date; or (ii) any failure by Buyer to perform all obligations of Buyer in accordance with the Leases or the Contracts arising or accruing on or after the Closing Date and during Buyer’s ownership of the Property or any breach, default or violation by Buyer (or any event by Buyer or condition which, after notice or the passage of time, or both, would constitute a breach, default or violation by Buyer) under the Leases or the Contracts that occurs on or after the Closing Date and during Buyer’s ownership of the Property.
               8.2.3 Provided Seller complies with the covenant set forth in Section 8.1.7 above, Buyer shall not bring a claim against any member of Seller for the payment or performance of any of Seller’s obligations under this Agreement.
     9. ADJUSTMENTS AND PRORATIONS.
          9.1 Generally. All taxes, including, without limitation, real estate taxes and personal property taxes, collected rents, laundry income, parking income, furniture rental, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Property (but not including insurance premiums) shall be prorated to the Date of Closing. If the amount of said taxes, assessments, or rents is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. Any deposits on utilities paid by Seller shall be returned to Seller. The foregoing provisions of this Section 9.1 shall not apply to any taxes, assessments, or other payments which are directly payable by tenants under their leases or reimbursable by such tenants to the owner of the Property, as landlord, under their leases. On the Date of Closing, Seller shall deliver to Buyer all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Buyer.
          9.2 Rental Income. Rental income from the Property shall be prorated as of the Closing Date. Non-delinquent rents shall be prorated to the Closing Date. Rents delinquent as of the Closing Date, but collected later, shall be prorated as of the Closing Date when collected. Rents collected after the Closing Date from tenants whose rental was delinquent at the Closing Date shall be deemed to apply first to the current rental due at the time of payment and second to rentals which were delinquent at the Closing Date. Rents collected after the Closing Date to which Seller is entitled shall be promptly paid to Seller. For a period of sixty (60) days after the Closing Date, Buyer shall use reasonable efforts to collect all rents which are delinquent as of the Closing Date with no obligation to incur any expenses or commence litigation to collect such rents. Commencing as of sixty one (61) days after the Closing Date, Seller may use reasonable efforts, including litigation, to collect any rents delinquent as of the Closing Date which are still uncollected; provided, however, in exercising its remedies against tenants as outlined in this Section, Seller shall not evict any tenant of the Property or otherwise unreasonably interfere with Buyer’s operation of the Property. With respect to security deposits, if any, made by tenants at the Property, Buyer shall receive credit therefor at Closing.
          9.3 Proration Period. If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Close of Escrow are discovered subsequent to the Close of Escrow, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Close of Escrow and the proper party reimbursed.
     10. CLOSING DOCUMENTS
          10.1 Seller’s Deliveries. Conditioned upon performance by Buyer hereunder, Seller shall execute and deliver to Escrow Holder prior to Closing the following documents:
               10.1.1 Warranty Deed. A warranty deed with respect to the Real Property, executed by Seller in the form of attached Exhibit “D” (collectively, “Warranty Deed”);
               10.1.2 Assignment and Assumption of Leases, Contracts and Approvals. An assignment of all of Seller’s right, title and interest in and to the Leases, Contracts and Approvals in the form of attached Exhibit “E” (“General Assignment”);
               10.1.3 Bill of Sale. A bill of sale in the form of attached Exhibit “F”, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to the Personal Property;
               10.1.4 Non-Foreign Certificates. Certifications that Seller is not a nonresident aliens (a foreign corporation, partnership, trust, or estate as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder), each in the form of attached Exhibit “G”;
               10.1.5 Tenant Notices. Notices to the tenants under all Leases of the occurrence of the sale of the Property in the form of attached Exhibit “H”; and
               10.1.6 Assignment of Developer’s Rights. An assignment of all of Seller’s right, title and interest as Developer under that certain Declaration of Submission of Property to Horizontal Property Regime dated October 31, 2006 and recorded on December 18, 2008 under Book No. 11997, Page Nos. 522-587 with the Polk County Recorder’s Office, in the form of attached Exhibit “I” (“Assignment of Developer’s Rights”).
          10.2 Buyer’s Deliveries. Conditioned upon performance by Seller hereunder, Buyer shall execute and deliver to Escrow Holder prior to Closing the General Assignment.

          10.3 Other Closing Documents. Each party shall deliver to the other party or Escrow Holder such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as counsel for the other party or Escrow Holder may reasonably request.
          10.4 Closing Documents. All documents to be delivered to Escrow Holder pursuant to this Section 10 shall hereinafter be referred to as “Closing Documents”.
     11. COSTS. Seller shall pay all real estate transfer taxes, the cost of all documentary stamps and the cost to update the abstract through the date hereof and the costs of any endorsements to the title policy to the extent that such endorsements are necessary to cure any Title Objections. Buyer shall pay the cost for a standard ALTA Owner’s Policy of Title Insurance and extended ALTA title insurance coverage, if desired, and the cost of any endorsements to the title policy (if requested by Buyer) and recording fees for the Warranty Deed and General Assignment. Seller and Buyer shall each pay one-half (1/2) of (i) Escrow Holder’s escrow fee (excluding charges assessed by Escrow Holder for special services, which shall be paid by the party requesting or using such special services), and (ii) other closing costs. Each party shall pay its own attorney’s fees.
     12. CASUALTY OR CONDEMNATION. If, before the Closing Date, (i) the improvements on the Real Property are materially damaged by any casualty, as reasonably determined by Buyer, or (ii) proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property, as reasonably determined by Buyer, Buyer shall have the right, by giving notice to Seller within sixty (60) days after Seller gives written notice of the casualty or condemnation to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate. If, before the Closing Date, (a) the improvements on the Real Property are damaged by any casualty, but not in a material manner, (b) proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or (c) Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, one of the following shall occur, as applicable: (1) the full repair and restoration cost, as mutually determined by Buyer and Seller, shall be a credit to Buyer against the total Purchase Price for the Property, or (2) the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer immediately after the occurrence of any damage to the improvements on the Real Property by any casualty or the commencement of any eminent domain proceedings. Buyer shall have a period of sixty (60) days after Seller has given the notice to Buyer required by this Section 12 to make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this Section 12 and the period of thirty (30) days described in this Section 12 has expired.
     13. ATTORNEYS’ FEES. In any action to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and costs.

     14. ASSIGNMENT. Buyer shall have the right, by giving notice to Seller before the Closing Date, to assign this Agreement or to have Seller convey, assign and transfer the Property at the Closing in accordance with this Agreement to any person or entity designated by Buyer in such notice.
     15. WAIVER. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.
     16. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Iowa.
     17. NOTICES. All notices required or permitted to be given hereunder shall be in writing and sent by overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or by personal delivery, in which case notice shall be deemed given on the date received, or by certified mail, in which case notice shall be deemed given three (3) days after the date sent, or by fax (with copy by overnight delivery service), in which case notice shall be deemed given on the date sent, to the appropriate address set forth below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

To Seller:	Park Place Condo, LLC
2618 2nd Avenue
Seattle, WA 98121
Attn: Michael McKernan
Fax No.: (206) 985-0102
Telephone No.: (206) 985-0109

With Copy To:	Anthony A. Longnecker, Esq.
Nyemaster Goode Law Firm
700 Walnut, Suite 1600
Des Moines, IA 50309-3899
Fax No.: (515) 283-3108
Telephone No.: (515) 283-3196

To Buyer:	Steadfast Asset Holdings, Inc.
18100 Von Karman, Suite 500
Irvine, California 92612
Attn: Ana Marie del Rio, Esq.
Fax No.: (949) 852-0143
Telephone No.: (949) 852-0700

With Copy To:	Garrett DeFrenza Stiepel LLP
695 Town Center Drive, Suite 500
Costa Mesa, California 92626
Attn: Marcello F. De Frenza, Esq.
Fax No.: (714) 384-4320
Telephone No.: (714) 384-4300
     18. ENTIRE AGREEMENT. This instrument, executed in duplicate, sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer.
     19. COUNTERPARTS; COPIES. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.
     20. AUTHORITY. The individual(s) executing this Agreement on behalf of each party hereto hereby represent and warrant that he/she has the capacity, with full power and authority, to bind such party to the terms and provisions of this Agreement.
     21. RECORD ACCESS AND RETENTION.
          21.1 Where there is a legitimate reason (including, without limitation, a tax or other audit, other governmental inquiry, or actual or prospective claim by or against either Seller or Buyer, or to which Seller or Buyer may become a party) for Seller or Buyer to require access to records or other information relating to the Property that is in the possession or control of the other party, and if providing such access would not adversely affect (excluding records and information requested in connection with a claim against the other party so long as such information is not subject to attorney-client privilege) the party whose records or other information are being sought (in the good faith judgment of such party), each party will allow the other reasonable access to such records and information at its then-current location (or such other location as the party in possession of such records or information may reasonably designate), in order to analyze and/or copy the same (at the requesting party’s sole cost and expense), for use solely for the purposes for which the same are being requested. In any case in which a party hereto desires to obtain any records or information pursuant to this Section 21.1, such party shall notify the other in writing of such request, setting forth in such notice the purposes for which such records and information are being requested and the expected use thereof (including, if applicable, the nature of any claim or other proceeding in which the same will be used and the parties thereto), and the party receiving such request may, as a condition to granting the same, require that the requesting party enter into an agreement protecting the confidentiality of such records and information, which shall be in the form attached hereto as Exhibit “J”. In no event shall a party be obligated to provide access to records or other information under this Section 21.1 in connection with any litigation, claim, or dispute between Buyer and Seller, or in which Buyer and Seller are or may become adverse parties, other than in accordance with applicable discovery and evidentiary rules and procedures applicable to such matter, and no access to or disclosure of records or information shall be required hereunder if the same would or reasonably could result in the loss of any attorney-client privilege or other applicable evidentiary privileges that may be applicable to such records or information. Each party shall maintain its records for use under this Section 21.1 for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing.
          21.2 If Seller fails to make available to Buyer records or other information as required pursuant to Section 21.1 above within two (2) business days after Buyer’s request for the same, the Due Diligence Period shall be extended one (1) day for each day such records or other information is not made available to Buyer. If the Due Diligence Period is extended by virtue of the foregoing such that the Closing Date will occur less than ten (10) days after the expiration of the extended Due Diligence Period, the Closing Date shall be automatically extended to the date that is ten (10) days after the expiration of such extended Due Diligence Period.
     22. CONTRACT CONSIDERATION. The parties have bargained for and expressly agree that the rights and obligations of each party contained in this Agreement, including, without limitation, Buyer’s obligation to deliver the Initial Deposit to Escrow Holder, constitute sufficient consideration for the other party’s execution, delivery and obligations under this Agreement, including without limitation, Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement and all contingencies and conditions of Closing for the benefit of Buyer set forth in this Agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

SELLER:

PARK PLACE CONDO, LLC,
an Iowa limited liability company

By:	/s/ Michael K. McKernan

Name:	Michael K. McKernan
Its:

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio

Name:	Ana Marie del Rio
Its:	Secretary
THE UNDERSIGNED, AS A RELATED PARTY TO SELLER, SHALL RECEIVE A DIRECT AND SUBSTANTIVE BENEFIT FROM THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. ACCORDINGLY, IN ORDER TO INDUCE BUYER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY AGREES TO RELEASE AND RECONVEY, ON OR BEFORE THE CLOSE OF ESCROW AND FOR NO CONSIDERATION FROM SELLER, THE LIEN OF THAT CERTAIN MORTGAGE DATED MAY 9, 2009, EXECUTED BY SELLER IN FAVOR OF THE UNDERSIGNED, WHICH WAS RECORDED ON MAY 21, 2009 UNDER BOOK NO. 13048, PAGES 183-194, IN THE RECORDER’S OFFICE OF POLK COUNTY, IOWA (“MORTAGE”). THE UNDERSIGNED FURTHER REPRESENTS AND WARRANTS THAT HE IS THE SOLE HOLDER OF THE MORTGAGE AND HAS NOT ASSIGNED ANY INTEREST THEREIN.

/s/ Michael K. McKernan

Michael K. McKernan

THE UNDERSIGNED HEREBY ACCEPTS THE FOREGOING PURCHASE AND SALE AGREEMENT AS OF SEPTEMBER ___, 2010, AND AGREES TO ACT AS ESCROW HOLDER IN ACCORDANCE THEREWITH.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Ryan Hahn

Ryan Hahn, Escrow Officer

21